Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE
THIS SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (this “Agreement”) is dated as of April 30th, 2016 and entered into by and between Jay Itzkowitz, for himself and his heirs, successors and assigns (collectively, “Employee”), and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”) and its affiliates. Together, Employee and Company shall be referred to, individually, as a “party,” and, collectively, as the “parties.”
RECITALS

A.Employee has served as an employee of the Company or one of its affiliates.

B.On April 30th, 2016 (the “Termination Date”), Employee’s employment by the Company will end by mutual agreement and Employee has received all wages, salary, commissions and other benefits owed to him by the Company as of that date.

C.The parties desire the full, amicable and final resolution of any and all claims that either party may have or claim to have against the other, on the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, each of the parties hereto, intending to be legally bound, agrees as follows:
1.No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, do not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence, or wrongdoing by any party. The parties specifically acknowledge and agree that each party denies any liability for any matter released hereunder.

2. Termination Benefits. Notwithstanding the terms of the Employment Agreement, Employee shall be entitled to the following compensation and benefits (collectively, “Termination Benefits”), and no other compensation or benefits:

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Following the effective date of this Agreement (as described below), Employee shall be paid twelve (12) months of base salary (for a total amount of $310,000.00), which amount shall be paid over the twelve (12) month period following the effective date of this Agreement (as described below) on the Company’s normal payroll dates and by direct deposit to the same account as currently used, less applicable withholdings and payroll taxes.

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Following the effective date of this Agreement (as described below), Employee shall be provided with up to twelve (12) months of subsidized COBRA benefits coverage should Employee elect to enroll in this benefit.

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Following the effective date of this Agreement (as described below) Employee shall be provided with one (1) month of outplacement services by Knightsbridge or another third party selected by the Company.

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Following the effective date of this Agreement (as described below), the exercise period upon termination of employment for employee’s currently vested stock options currently set at three (3) months from the date of such termination shall be extended to a period of twelve (12) months from the Termination Date; provided, however, that any such options shall be exercisable only to the extent the Employee was entitled to exercise such option on the Termination Date.

3. Release of Claims by Employee. In consideration for the promises set forth above, including without limitation the Termination Benefits, Employee, for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge the Company and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns (each a “Company Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Employee Claims”), of whatever nature, whether known or unknown, which exist or may exist on Employee’s behalf against each Company Released Party as of the date of this Agreement, including but not limited to any and all Employee Claims arising out of or relating to the offer of employment to Employee, Employee’s employment with the Company, or the termination of that employment. Employee understands and agree that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, any and all claims under his Employment Agreement, tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation. Notwithstanding the foregoing, Employee is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter or bylaws of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Employee hereby waives any right to any monetary benefits in connection with any such claim, charge or proceeding. Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any Company Released Party.
4. Release of Claims by Company. In consideration of the obligations of the Employee set forth in this Agreement, for the release of claims by the Employee and for other good and valuable consideration, the Company, on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries, members, managers, officers, employees, representatives, attorneys, insurers and agents, hereby covenant not to sue and hereby release and discharge the Employee, his heirs, executors, administrators, successors, assigns, dependents, descendants, attorneys, insurers and agents (each an “Employee Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (collectively, the Company Claims”) that any Company Released Party has or may in the future have against any Employee Released Party, or which might or could have been, might or could be (in the past, now or hereafter) asserted with respect to any Employee Released Party and any and all dealings and disputes between the parties, including but not limited to any and all Company Claims arising out of or relating to the Employee’s Employment with the Company or their affiliates or termination of that employment.
5. Waiver Of Unknown Claims. Each party acknowledges that he or it may hereafter discover claims or facts in addition to or different from those that he or it now knows or believes to exist with respect to the subject matter of the releases contained in this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected him or its release or its decision to enter into this Agreement. Nevertheless, each party waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In particular, and without limiting the foregoing, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected him or her settlement with the debtor.”
The parties hereby expressly waive and relinquish all rights and benefits under that provision of California law and any law of any jurisdiction of similar effect with respect to their release of any claims hereunder. In that regard, the parties agree that the releases set forth in this section shall be and remain in effect in all respects as complete general releases as to the matters released.
6. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this Agreement is knowing and voluntary. Employee acknowledges that the consideration given for this Agreement and the general release set forth herein is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
(a)Employee should consult with an attorney prior to executing this Agreement;

(b)Employee has up to twenty-one (21) days within which to consider this Agreement and seven (7) days following his execution of this Agreement to revoke it as set forth in Section 21;

(c)This Agreement shall not be effective until the revocation period has expired; and

(d)Nothing in this Agreement precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. Ownership of Claims. Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Employee may have against the Company.

8. Return of Company Property. Company will allow Employee to retain the current MacBook Air and iphone 6 (including the applicable phone number) issued to him following a complete back up by the Company. Except as otherwise set forth in this Agreement, Employee agrees that, prior to and as a condition of receiving the benefits set forth in this Agreement, Employee will return all Company property in his possession, custody, or control, including, without limitation, Employee’s computer with the data files, including, without limitation, communications and documents, thereon completely intact as of immediately prior to the end of Employee’s employment with the Company, and, without limiting the generality of the foregoing, the storage drives on such devices shall not have been reformatted or erased. Further, Employee will provide the Company all passwords and passcodes with respect to any Company material stored on any Company property that was in Employee’s possession or control during Employee’s employment with the Company, including access to any online storage repositories utilized in the course of employment, and copies of any Company material stored on any non-Company electronic and/or online storage repositories under the control of Employee, all in the form utilized by Employee during his employment.
9. Proprietary Information. Employee acknowledges that due to the position he has occupied and the responsibilities he has had at Company, he has received confidential information concerning Company’s procedures, customers, sales, prices, contracts, and the like. Employee acknowledges and agrees that if he previously executed any proprietary rights, non-disclosure or similar agreement with the Company or any of its affiliates, he shall remain bound by the obligations of such agreements.
10. Confidentiality. Employee understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed by Employee that he will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except to his immediate family members and professional representatives, all of whom shall be informed of and agree to be bound by this confidentiality clause (unless already bound by an equivalent obligation of confidentiality) before any such disclosure
11. Non-Disparagement and Reference. Employee agrees that he will not in any way, either directly or indirectly, disparage the Company or any other Company Released Party (or any of their respective employees, officers, directors, or agents), including, without limitation, by conduct or communication; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Company agrees that it will, if requested by Employee in connection with any future employment, provide a positive reference letter.
12. Termination of Agreements. Except as set forth herein, including the extension of the exercise time period set forth in Employee’s stock option agreements with the Company, and with respect to any agreements containing obligations of Employee to preserve and protect the confidential information of the Company and its affiliates, containing obligations of Employee to assign intellectual property to the Company and its affiliates, and containing any non-competition and non-solicitation obligations of Employee (including, but, not limited to, such provisions in Attachment A to Employee’s Offer Letter dated October 1, 2013), this Agreement supersedes and replaces all other previous agreements between Employee and the Company and its affiliates, whether express or implied, oral or written, (collectively, “Prior Agreements”). Except with respect to the foregoing, all Prior Agreements are terminated and no party to them has any continuing rights or obligations under any such agreement.
13.      Cooperation in Litigation. Employee agrees that he will (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company (“Company Litigation”); (ii) make himself available to the Company, at the cost of the Company, on reasonable notice in a manner that is not unduly burdensome to the Employee or to his potential future employer and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; (iii) refrain from providing any information related to any Company Litigation or potential Company Litigation to any non-Company representative until he shall (A) have first obtained written consent of the Company or (B) be required to provide such information pursuant to legal process; and (iv) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, the costs of such designated counsel to be solely the responsibility of the Company. If sworn testimony of the Employee is required by legal process in any Company Litigation, Employee shall confine his testimony to items about which he has knowledge, rather than speculation or opinion testimony, unless otherwise directed by legal process. The parties hereto agree that the provisions of this paragraph are not applicable to any proceeding involving any alleged breach of this Agreement.
14. Indemnification and D&O Insurance Coverage. Employee will continue to be covered in full under the terms of the “Form of Indemnity Agreement” attached hereto as Exhibit A (the “Indemnity Agreement”) and in particularly those provisions relating to an Officer of the Company as covered therein. The Company agrees that Employee is and will remain a covered “Officer” for purposes of the Indemnity Agreement. In addition, the Company covenants that it will keep D&O insurance coverage in place for the Employee. The Corporation agrees that nothing contained in this Letter Agreement releases or otherwise impacts the Employee’s rights pursuant to the Company’s Directors and Officers liability insurance policies, including but not limited to the Company’s ‘Side A Difference in Conditions’ (‘DIC’) policies (collectively, the “D&O Policies”). The D&O Policies will continue to provide the Employee coverage pursuant to their respective terms and conditions for any claim that potentially involves the Employee or the Employee’s actions undertaken during his employment with the Company. Should Employee require legal representation pursuant to the Company’s indemnification obligations, Employee will have the right to approve the counsel provided by the Company pursuant to its indemnification obligations and Employee will have the right to counsel who bills at rates similar to those charged by counsel retained on behalf of other senior officers of the Company in any similar matter. The Company reaffirms its obligations under the Indemnity Policy to advance all fees and expenses in connection with any legal representation provided pursuant to the Indemnity Agreement.
15. Press Release. Should the Company wish to issue a press release or any formal form of communication regarding the Employee’s separation from the Company, such press release or other form of communication shall be to the mutual satisfaction of the Company and the Employee
16. Voluntary Execution. Employee hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion. Employee further acknowledges that he has been advised by the Company to obtain independent legal advice regarding the matters contained in this Agreement. Employee further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.
17. Severability. Employee agrees that if any provision of the release given by him under this Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
18. Successors And Assigns. It is expressly understood and agreed by Employee that this Agreement and all of its terms shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and inures to the benefit of each of the Company’s current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, shareholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns.
19. Integration. This Agreement (including the Recitals hereto) constitutes a single, integrated, written contract, expressing the entire agreement between the parties; provided, however, that nothing in this Agreement is intended to or shall be construed to limit, impair or terminate any obligation of Employee pursuant to any restrictive covenants under the Prior Agreements, as provided in Section 13 of this Agreement. In this regard, Employee represents and warrants that he is not relying on any promises or representations which do not appear written herein. Employee acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by the Company or anyone acting on behalf of the Company, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect. Employee and Company further understand and agree that the Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.
21. Time Periods. Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement. If Employee elects to sign this Agreement before that time period expires, Employee will do so knowingly and voluntarily. Employee understands that he has up to seven (7) days after executing and delivering this Agreement to rescind this agreement by notifying Zant Chapelo at the Company (zant.chapelo@geemedia.com) of this fact in writing within the seven (7) day period. The effective date of this Agreement will be at the end of the seven (7) day period if no revocation has been received.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release on the date first written above.

EMPLOYEE Jay Itzkowitz By: /s/ Jay Itzkowitz
COMPANY Global Eagle Entertainment Inc. By: /s/ Zant Chapelo Name: Zant Chapelo Title: SVP Human Resources and Org Development